Exhibit 10.1

Gyrodyne Company of America, Inc.
Amended and Restated
Incentive Compensation Plan
As of February 2, 2010

Gyrodyne Company of America, Inc., a corporation organized under the laws of the State of New York, hereby amends and restates its Incentive Compensation Plan, originally adopted on June 25, 1999.

1.	Definitions.

(a)           “Administrative Committee” means the Board of Directors of the Company, unless the Board shall elect from among its members a committee to administer the Plan.

(b)           “Base Date FMV” means (A) for Participants who became such on or prior to December 31, 2009, $15.3875, and (B) for any Participant who became such following December 31, 2009, the average closing market price of the Common Stock on the Nasdaq Stock Market for the ten trading days ending on the trading day prior to the date such Participant became such.

(c)           “Board” means the Board of Directors of the Company.

(d)           “Change in Control” means (i) a tender offer or exchange offer made and consummated for ownership of Common Stock representing 30% or more of the combined voting power of the Company’s outstanding securities; (ii) one or more sales or transfers by the Company during the twelve-month period ending on the date of the most recent transfer of assets having a total gross fair market value equal to or more than 90% of the total gross fair market value of all of the assets of the Company immediately before such transfer or transfers; or (iii)  any merger, share exchange or consolidation of the Company with another entity other than a merger where the Company’s shareholders immediately before the merger own immediately following the merger at least 70% of the combined voting power of the Company’s outstanding securities, and, in each case, such transaction is not consummated with a “Related Person” to the Company, as such term is defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(e)           “Closing Date FMV” shall mean (i) in the event a Change in Control is effected by a cash purchase of Common Stock, the price per share paid by the acquirer; (ii) in the event a Change in Control is effected with consideration other than cash or involving the sale of Company assets, the per share value to the target shareholders of the transaction as determined by an investment banking firm selected by the Company; provided, however, that for purposes of calculating an Incentive Compensation Payment with respect to a Payment Event for a Participant who is no longer an employee or member of the Board on the date of such Payment Event, Closing Date FMV shall be the lesser of (A) the amount determined in clauses (i) or (ii) above, or (B) the average closing market price of the Common Stock on the Nasdaq Stock Market for the ten trading days ending on the trading day prior to the date of departure of the withdrawn Participant.

(f)           “Common Stock” means shares of the common stock of the Company.

(g)           “Company” means Gyrodyne Company of America, Inc.

(h)            “Establishment Date” means June 25, 1999.

(i)           “ICR Pool” means, for each Participant, an amount equal to the product of (x) Closing Date FMV minus Base Date FMV for such Participant and (y) the number of ICR Units in the Plan determined in accordance with Sections 6 and 12 hereof.

(j)           “ICR Unit” means the unit used under the Plan to compute the incentive compensation to be paid to Participants  and which is equivalent to one share of Common Stock for the purposes of this Plan and for no other purpose.

(k)           “Incentive Compensation Payments” means the payments to be made to Participants.

(l)           “Incentive Compensation Rights” or “ICRs” are the rights created under the terms of the Plan.

(m)           “Other Eligible Employee” means any individual who is employed by the Company and who is not the President, the Executive Vice-President, or a Vice President of the Company or an Other Management Employee.

(n)           “Other Management Employee” means any management employee of the Company who is not the President, the Executive Vice President or a Vice President of the Company.

(o)           “Participant” means any individual who has been granted ICRs by the Administrative Committee.

(p)           “Payment Event” means a Change in Control or an Excess Dividend.

(q)           “Plan” means this Incentive Compensation Plan.

2.	Purpose.

The purpose of the Plan is to promote the shareholder point of view among employees and members of the Board and encourage Participants to support a Change in Control and/or asset dispositions followed by cash distributions, in each case that would maximize shareholder value.

3.	Eligibility.

All employees of the Company and all members of the Board are eligible to be approved for ICR grants under the terms of the Plan.

4.	Granting of ICRs.

The Administrative Committee has, effective June 25, 1999, awarded ICRs to all employees having at least one year of employment with the Company, and all members of the Board on that date.

Employees and members of the Board assuming positions described in Section 5(c) below after June 25, 1999 may be granted ICRs by majority vote of the Administrative Committee.

5.	Incentive Compensation Payments.

Participants will be entitled to receive Incentive Compensation Payments under the following circumstances:

(a)           Change in Control.  In the event of a Change in Control, Incentive Compensation Payments shall be calculated in accordance with the percentage weights set forth in (c) below and subject to the provisions of such sub-section, and shall be paid to Participants (A) within 10 days after the consummation of a Change in Control with respect to transactions referred to in clauses (i) or (iii) of the definition of Change in Control herein, or (B) in proportion to and contemporaneously with payments received by the Company in transactions referred to in clause (ii) of such definition.  Upon payment in full of the Incentive Compensation Payments hereunder, all outstanding ICRs shall be canceled and no further payments shall be made to Participants under the Plan.

(b)           Dividend Distribution From Asset Disposition.  If the Company receives proceeds from the disposition of assets during any twelve-month period in an aggregate dollar amount greater than or equal to 15% of the total gross fair market value of all the assets of the Company immediately before such disposition or dispositions, and within twelve months following such last disposition the Company pays a dividend to the shareholders in excess of the income from operations (“Excess Dividend”), then there shall be an allocation and payment to the Participants equal, in the aggregate, to the product of the Excess Dividend per share paid and the number of ICR Units in the Plan (the “Disposition Dividend”).  Notwithstanding the foregoing, the amount of the Disposition Dividend may not exceed the aggregate amount of Incentive Compensation Payments that would have been paid pursuant to Section 5(a) had there been a Change in Control consummated on the date of the payment of the Excess Dividend.

An individual Participant’s share of the Disposition Dividend will equal (x) the Disposition Dividend, multiplied by (y) a fraction, the numerator of which is the Participant’s Incentive Compensation Payment that would be paid if a Change in Control were consummated on the date of the payment of the Excess Dividend, and the denominator of which is the total dollar amount that would be paid to all Participants if a Change in Control were consummated on the date of the payment of the Excess Dividend.  For illustrative purposes only, if a Disposition Dividend equals $1,000,000 and a hypothetical Change in Control consummated on that date would result in a total payment to Participants of $4,400,000 and an individual Incentive Compensation Payment to such Participant is equal to $440,000, then the Participant would receive an Incentive Compensation Payment equal to $100,000 ($440,000 divided by $4,400,000 multiplied by $1,000,000).

(c)           Percentage Weights (as of February 2, 2010) and Computation of Incentive Compensation Payments.

CLASS	% of Total by Class	Participants in Class	Individual Participant Percentage Weight

1. President & CEO	18.5	1	18.5
2. Executive V.P.	13.5	1	13.5
3. V.P. & Comptroller	3.5	1	3.5
4. Other Mgt. Employees	7.0	2	3.5
5. Other Eligible Employees	1.0	2.5
6. Non-Employee Directors	52.5	7	7.5
7. Chairman of the Board	4.0	1	4.0

An individual Participant’s Incentive Compensation Payment will equal the product of (x) Individual Participant Percentage Weight and (y) the ICR Pool.

The Administrative Committee may not effectuate changes in the percentages set forth above; provided, however, that the Individual Participant Percentage Weight shall be subject to adjustment for any increase or decrease in the number of Participants in such Participant’s class.

The Individual Participant Percentage Weight for Board members shall be cumulative.  For example, a Chairman of the Board who held no other position would have an Individual Participant Percentage Weight of 11.5%.

6.	Number of ICR Units.

Subject to adjustment under Section 12, the initial number of ICR Units shall be fixed at 100,000.

7.	Vesting

 All current Participants shall immediately vest with respect to their Individual Participant Percentage Weight.

8.	Treatment of Payment.

Incentive Compensation Payments shall be treated as compensation, and, accordingly, the Company shall have the right to deduct from any payment to be made pursuant to this Plan, or to otherwise require direct payment from the Participant,  of any Federal, state or local taxes as and when such may be required by law to be withheld or to be paid.

9.	Duties of Administrative Committee.

The Administrative Committee shall award ICRs and administer, construe and interpret the Plan. No member of the Administrative Committee shall be liable for any act done or determination made in good faith.  The construction and interpretation by the Administrative Committee of any provision of this Plan shall be final and conclusive.

10.	Discontinuance of Plan.

The Board may discontinue the Plan at any time, provided that such discontinuance shall not affect the right to receive Incentive Compensation Payments by any Participant with respect to ICRs that vested prior to the date of discontinuance.

11.	Limitation of Rights.

Nothing in this Plan shall be construed to:

(a)           Give any employee or director of the Company any right to be awarded any ICR other than in the sole discretion of the Administrative Committee;

(b)           Give a Participant any rights whatsoever with respect to shares of Common Stock;

(c)           Limit in any way the right of the Company to terminate a Participant’s employment with the Company at any time; or

(d)           Be evidence of any agreement or understanding, expressed or implied, that the Company will employ a Participant in any particular position or at any particular rate of remuneration or for any particular period of time.

12.	Adjustment in Number of ICR Units.

In the event of any stock dividend on the Common Stock,  any split-up or combination of shares of the Common Stock, appropriate adjustment shall be made by the Administrative Committee in the aggregate number of ICR Units which may be fixed under this Plan.

13.	Nonalienation of Benefits.

No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void.  No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the Participant entitled to such benefits.

14.	Section 409A of the Code.

Although the Company does not guarantee the particular tax treatment of an ICR granted under this Plan, ICRs granted under this Plan are intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and this Plan and any ICR hereunder shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company, or a member of its Board or the Administrative Committee be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

15.	Beneficiary Designation.

Each Participant shall designate, in a writing signed by such Participant, a beneficiary to receive Incentive Compensation Payments (pursuant to Section 5 above) in the event of the death of such Participant.